ALLIED APPOINTS INTERNATIONAL INVESTMENT BANKER TO BOARD OF DIRECTORS

New York, NY – September 30, 2005 - Allied Healthcare International Inc. (Nasdaq: AHCI), a leading provider of flexible healthcare staffing services in the United Kingdom, announces the appointment of Mr. Mark Tompkins as an independent director of the Company. Mr. Tompkins' diversified experience in private equity and capital development for publicly traded companies on both sides of the Atlantic, notably in the healthcare, biopharmaceutical and distribution sectors will contribute significant depth to Allied's Board and corporate governance.

"The addition of Mr. Tompkins to our Board of Directors marks a turning point in the Company's strategic direction," commented Timothy Aitken, Chairman and Chief Executive Officer of Allied. " We are confident that Mr. Tompkins' extensive international experience in corporate development for various service and distribution industries, including healthcare, will be instrumental in the future growth of this Company."

Mr. Tompkins began his career in investment banking in 1964 with Samuel Montagu & Company (now HSBC). From 1965 to 1971, he was a management consultant with Booz Allen & Hamilton working on assignments in the UK, continental Europe and the US. He joined the Slater Walker Securities group in 1972 and was named Chief Executive Officer of Compagnie Financière Haussmann, a publicly traded company in France. In subsequent years, Mr. Tompkins' focus moved to private equity and capital development in publicly traded entities. Mr. Tompkins has a Master's degree in Natural Sciences and Economy from the University of Cambridge and an MBA from Institut Européen d'Aministration des Affaires (INSEAD). Mr. Tompkins currently serves on the Board of Directors and Audit Committee of Sodexho Alliance, which is a global leader in food and management services and is registered with the Securities and Exchange Commission.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 110 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The Company also supplies medical-grade oxygen for use in respiratory therapy in the U.K. pharmacy market and to private patients in Northern Ireland.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied's customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied's information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Allied Healthcare Contact:
Charles Murphy
Chief Financial Officer
(212) 750-0064
charlesmurphy@alliedhealthcare.com

Investor Contact:
Kate McNeil/ Adam Holdsworth
The Investor Relations Group
(212) 825-3210